EXHIBIT 99.1

PRESS RELEASE

Contact:	Kenneth Smith
Chief Financial Officer

CIRCOR International, Inc.
781-270-1200

CIRCOR’s Aerospace Unit Acquires Loud Engineering

BURLINGTON, MA, January 17, 2005

CIRCOR International, Inc. [NYSE:CIR] a leading provider of valves and other fluid control devices for the instrumentation, aerospace, thermal fluid and energy markets, today announced the acquisition of Loud Engineering & Manufacturing, Inc. [“Loud”] for approximately $36 million in cash. A leading designer and manufacturer of landing gear systems and related components for military helicopters and jets, Loud is based in Ontario, California and will operate and be combined with CIRCOR’s Aerospace Products business unit headquartered less than 20 miles away in Corona, California.

In 2004, Loud had annual revenues of approximately $17 million. In addition to its capabilities as an integrated designer and manufacturer of aircraft landing gear systems, Loud also designs and manufactures power steering components and systems, struts, solenoids and actuators for aircraft application and provides maintenance, repair and overhaul services for fixed wing and rotor-wing aircraft. Loud specializes in landing gear systems for the CH-47 and CH-46 military helicopters as well as nose wheel steering actuators and brake cylinder assemblies for the F-16 fighter aircraft. Loud enjoys a substantial aftermarket business for repairs, retrofit and upgrades which represents approximately 80% of total revenues.

CIRCOR’s Chairman and Chief Executive Officer, David A. Bloss, Sr. stated, “Loud represents a rather unique opportunity to expand our aerospace product offering and provide us with an excellent entrée into military helicopter platforms where the worldwide installed base is large and life cycles are long. Because Loud’s products and services include retrofits, upgrades and overhauls of existing aircraft, the outlook for Loud’s business remains strong despite recently announced cuts in military spending programs”. Bloss further stated that the company expects this acquisition to contribute approximately $0.09 to CIRCOR’s diluted earnings per share in 2005.

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluids safely and efficiently in the instrumentation, aerospace, thermal fluid and energy markets. CIRCOR’s executive headquarters are located at 25 Corporate Drive, Burlington, MA 01803.

This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (SEC). The words “may,” “hope,” “should,” “expect,” “plan,” “anticipate,” “intend,”

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“believe,” “estimate,” “predict,” “potential,” “continue,” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we, therefore, make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control, and our actual results, performance or achievements may differ materially from the expectations we describe in our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the cyclicality and highly competitive nature of some of our end markets, changes in the price of and demand for oil and gas in both domestic and international markets, variability of raw material and component pricing, fluctuations in foreign currency exchange rates, and our ability to continue operating our manufacturing facilities at efficient levels and to successfully implement our acquisition strategy. We advise you to read further about these and other risk factors set forth under the caption “Certain Risk Factors That May Affect Future Results” in our SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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